Exhibit 12.1

AMKOR TECHNOLOGY, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands except ratio data)

								Three months ended
	Year Ended December 31,							March 31,
	2000	2001	2002	2003		2004		2005

Earnings
Income (loss) before income taxes, equity in income (loss) of investees, minority interest and discontinued operations	$173,154	$(438,498)	$(564,309)	$(45,303)		$(21,438)		$(118,894)

Interest expense	127,027	138,629	143,441	138,775		145,897		40,069

Amortization of debt issuance costs	7,013	22,321	8,251	7,428		6,182		1,991

Interest portion of rent	4,567	7,282	4,995	5,463		5,928		1,765

	$311,761	$(270,266)	$(407,622)	$106,363		$136,569		$(75,069)

Fixed Charges
Interest expense	$127,027	$138,629	$143,441	$138,775		$145,897		$40,069

Amortization of debt issuance costs	7,013	22,321	8,251	7,428		6,182		1,991

Interest portion of rent	4,567	7,282	4,995	5,463		5,928		1,765

	$138,607	$168,232	$156,687	$151,666		$158,007		$43,825

Ratio of earnings to fixed charges	2.2x	—x [1]	—x [1]	—x	[1]	—x	[1]	—x [1]

1.	The ratio of earnings to fixed charges was less than 1:1 for the three months ended March 31, 2005. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $118.9 million of earnings for the three months ended March 31, 2005. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2004. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $21.4 million of earnings for the year ended December 31, 2004. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2003. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $45.3 million of earnings in the year ended December 31, 2003. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $564.3 million of earnings in the year ended December 31, 2002. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $438.5 million of earnings in the year ended December 31, 2001.